October 23, 2013

Dear New Century Bancorp Shareholder,

To thrive and remain relevant in today’s economic environment, a community bank must grow. New Century Bank is no exception. For that reason, we actively sought to create a strategic partnership with a community bank in North Carolina—one that would add to our financial strength, allow us to grow and expand into other markets, and be a good fit for our shareholders, customers, and staff. I am pleased to announce that on September 30, 2013, the Boards of Directors of New Century Bancorp and Select Bancorp, Inc. (Select) approved a strategic merger between our two banking companies. Subject to regulatory and shareholder approval, the merger should take place mid 2014.

Select, headquartered in Greenville, North Carolina, is profitable, has strong asset quality, and is managed by an experienced team. They first opened for business in 2004 and now maintain six offices in Greenville (2), Elizabeth City, Washington, Gibsonville and Burlington. Their total assets, deposits and loans were $265.3 million, $213.7 million and $209.7 million, respectively, as of June 30, 2013.

New Century Bank remains strong as well. As you already know, we now operate eight branches in the eastern North Carolina communities of Dunn, Fayetteville (2), Goldsboro, Clinton, Lillington, Lumberton and Raleigh (opened October 1, 2013), as well as a loan production office in Greenville. Total assets, deposits, and loans for New Century Bancorp as of June 30, 2013, were $550.0 million, $465.5 million and $355.7 million, respectively. I also am pleased to share we have maintained the #1 position for deposit market share in Dunn,our headquarters city, for the 11th straight year (as reported by the FDIC as of June 30, 2013).

Our partnership with Select creates an even stronger community bank for all of our shareholders, customers, and our respective banking teams. It creates a larger bank that will still be committed to serving personal and business customers in our markets.

The combined bank will have a 16-member board made up of 11 members of the current New Century Bancorp Board of Directors and 5 members of the Select Bancorp Board. Gary Ciccone will continue to serve as chairman of the board. The management team at New Century will remain in place and I will remain the president and CEO. Our headquarters will remain in Dunn as well our operations division for the bank.

Currently, projected total assets, total deposits and total loans of the combined company are $815.3 million, $679.2 million and $565.4 million, respectively.

We are excited about the merger and the opportunities it will bring. If you have questions about anything concerning New Century Bancorp or New Century Bank,including the merger, please contact us. As always, we appreciate your support.

Sincerely,

William L. Hedgepeth II

President and CEO

www.NewCenturyBankNC.com

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, New Century Bancorp, Inc. (“NCBC”) will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will contain a joint proxy statement/prospectus of NCBC and Select Bancorp, Inc. (“Select”). NCBC will file with the SEC other relevant materials in connection with the proposed merger, and NCBC and Select will mail the joint proxy statement/prospectus to their respective shareholders. SHAREHOLDERS OF BOTH NCBC AND SELECT ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NCBC, SELECT AND THE PROPOSED MERGER. A free copy of the Registration Statement will be available, and other filings containing information about New Century Bancorp, Inc. are available, at the SEC’s Internet site (http://www.sec.gov). The documents can also be obtained, without charge, by directing a written request to either New Century Bancorp, Inc., 700 W. Cumberland Street, Dunn, NC 28443, Attention: Lisa F. Campbell, Executive Vice President, Chief Operating Officer and Chief Financial Officer, or Select Bancorp, Inc., 3600 Charles Boulevard, Greenville, NC 27858, Attention: Mark A. Holmes, President and Chief Executive Officer.

NCBC, Select and their respective directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of NCBC and Select in favor of the merger. Information about the directors and executive officers of Select Bancorp, Inc. and their ownership of Select common stock is available from Select Bancorp, Inc. at the address set forth in the preceding paragraph. Information about the directors and executive officers of New Century Bancorp, Inc. and their ownership of NCBC common stock is set forth in NCBC’s definitive proxy statement filed with the SEC on April 12, 2013, and available at the SEC’s Internet site (http://www.sec.gov) and from NCBC at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.